Exhibit 3.35

CERTIFICATE OF LIMITED PARTNERSHIP

OF

PHYSICIAN SALES & SERVICE LIMITED PARTNERSHIP

The undersigned General Partner of Physician Sales & Service Limited Partnership, a limited partnership formed pursuant to the Florida Revised Uniform Limited Partnership Act (§§ 620 101- 620 192 Florida Statutes), hereby certifies the following

1    The name of the limited partnership is Physician Sales & Service Limited Partnership

2    The registered agent for service of process at the registered office of the limited partnership is Fred Elefant. The registered office of the limited partnership is located at DuPont Center, 1650 Prudential Drive, Suite 105, Jacksonville, Florida 32207

3    The sole General Partner of the limited partnership is Physician Sales & Service, Inc, a Florida corporation with its principal office located at 4345 Southpoint Boulevard, Jacksonville, Florida 32256

4    The mailing address for the limited partnership is 4345 Southpoint Boulevard, Jacksonville, Florida 32256

5    The latest date upon which the limited partnership shall be dissolved is December 31, 2030

The undersigned declares under penalties of perjury that the matters set forth in this Certificate of Limited Partnership are true and correct

Dated March 31, 1997

PHYSICIAN SALES & SERVICE, INC. General Partner

By	/s/ David A. Smith
	Name	David A. Smith
	Title	EVP & CFO

Exhibit 3.35

Having been named as registered agent and to accept service of process for Physician Sales & Service Limited Partnership at the place designated in this Certificate Limited Partnership, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and 1 am familiar with and accept the obligations of my position as registered agent.

/s/ Fred Elefant
Fred Elefant